May 11, 2015

MusclePharm Reports 2015 First Quarter Financial Results

Net Revenue of $41.3 million

Record Sales Backlog of $17.1 million

$3.8 million Cash Flow Positive with $4.8 million in Cash

Reaffirms Guidance of $210-$220 million Net Revenue for 2015

DENVER, CO -- (Marketwired) -- 05/11/15 -- MusclePharm Corporation (OTCQB: MSLP) (“MusclePharm” or the “Company”), a scientifically driven, performance-lifestyle sports nutrition company, today announced financial results for the first quarter ended March 31, 2015.

Operating and Financial Highlights for First Quarter 2015

•	Net revenue of $41.3 million - 26% growth sequentially quarter-over-quarter;
•	$3.8 million cash flow positive for Q1 with $4.8 million in cash;
•	Cash flow increased $5.9 million - a year-over-year increase of 282%;
•	$17.1 million sales backlog, an increase of $12 million quarter-over-quarter;
•	Gross margin increased to 34.8%, up 320 basis points versus 2014 full year results and 1170 basis points sequentially of 51%.

“We were very pleased with the fundamentals of our business in the first quarter and the positive momentum we have built in continued revenue contributions, positive cash flow and sustainable margins,” said Brad Pyatt, MusclePharm's chairman and chief executive officer. “While our year-over-year revenue was down slightly, due largely to the timing of our key Arnold Classic sales event, we closed the quarter with $17.1 million in sales backlog orders and we are on track for strong revenue growth for the remainder of the year driven by the continued strengthening of our core products, new product releases, expanding our distribution network and entering into new retail outlets. At the same time, we are actively managing our cash position, with strong increases in cash flow this quarter, and managing our operating expenses, with initiatives in place to keep costs in line for the remainder of the year. We believe we are well positioned for continued top line growth as we approach our goal of profitability and long-term shareholder value creation.”

Recent Highlights

•	Grew distribution network substantially with 45,000 retailers, up from 35,000 at the end of 2014, and 120 international countries supported, up from 110 at the end of 2014.
•	Launched the MusclePharm Black Label, designed for elite, high-performing athletes exclusively at GNC stores and GNC.com.
•	Entered into the energy drink category, currently a $9 billion market in the US and $27 billion globally, with five SKUs launched this quarter.
•	Executed a manufacturing agreement with Capstone Nutrition with an option to complete an acquisition within the next 18 months to enhance vertical integration strategy.
•	Improved corporate governance best practices, announcing the intention to separate the role of Chairman of the Board, with Brad Pyatt remaining the CEO, and increase the number of directors on the Board to seven, with five independent directors.

Financial Results for First Quarter 2015

Net revenue was $41.3 million, an increase of 26% sequentially quarter-over-quarter. The Company also closed the quarter with a sales backlog of $17.1 million compared to $5.1 million at the end of the year 2014 and $9.1 million at the end of the first quarter 2014. This growth in backlog was largely due to the timing of a key company sales event, the Arnold Classic, which was held later in the quarter, resulting in order fulfillment and revenue recognition in the second quarter of 2015. Net revenues also reflected slower than expected international sales due to currency fluctuations and the strength of the U.S. dollar. The Company has taken significant steps to globalize our supply chain to address this issue.

Cash flow increased $5.9 million, or 282%, to a positive $3.8 million from negative $2.1 million in the year prior. Even with a lower top line performance, the Company increased its end of quarter cash position by nearly $4 million.

Gross margin was 34.8%, up 320 basis points over the 2014 full year gross margin.

Adjusted EBITDA, a non-GAAP measure was ($1.6) million, which eliminates depreciation, amortization, interest, taxes, stock-based compensation, and other expenses.

Reaffirmed 2015 Full-Year Guidance

•	Net revenue is expected to be in the range of $210 to $220 million.
•	Sustainable gross margin is expected to be in the range of 31 to 33 percent.

2015 First Quarter Conference Call Information

When: Tuesday, May 12, 2015

Time: 8:00 a.m. Eastern Time

Phone: 1-877-407-9126 (domestic)

1-201-493-6751 (international)

A live webcast will be available online on MusclePharm's website at

http://ir.musclepharmcorp.com, where it will be archived for one year.

An audio replay of the conference call will be available through midnight May 19 by dialing 877-660-6853 from the U.S. or Canada, or 201-612-7415 from international locations, passcode 13581597.

About MusclePharm

MusclePharm® is a scientifically-driven, performance lifestyle company that currently develops, manufactures, markets and distributes branded nutritional supplements. The company offers a complete range of powders, capsules, tablets and gels. Its portfolio of recognized brands, including MusclePharm® Hybrid and Core Series, Arnold Schwarzenegger Series™ and FitMiss™, are marketed and sold in more than 120 countries and available in over 45,000 retail outlets globally. These clinically-proven and scientific nutritional supplements are developed through a six-stage research process utilizing the expertise of leading nutritional scientists, doctors and universities. MusclePharm is the innovator of the sports nutrition industry. For more information, visit http://www.musclepharm.com. Follow MusclePharm Corporation on Facebook, Twitter, and Instagram.

To sign up to receive MusclePharm news via email, please visit

http://ir.musclepharmcorp.com/email-alerts

Non-GAAP Financial Measures

In addition to disclosing financial results calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP), the earnings release contains non-GAAP financial measures adjusted for income taxes, depreciation and amortization of property and equipment, amortization of intangible assets, provision for doubtful accounts, amortization of prepaid stock compensation, amortization of prepaid sponsorship fees, stock based compensation, and issuance of common stock warrants. Management believes that the non-GAAP measures used in this release provide investors with important perspectives into the Company's ongoing business performance. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. All financial data is presented on a GAAP basis except where the Company indicates its presentation is on a non-GAAP basis. Set forth below are reconciliations of non-GAAP net income (loss) to the Company's reported GAAP net income (loss).

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Statements that are not a description of historical facts constitute forward-looking statements and may often, but not always, be identified by the use of such words as "expects", "anticipates", "intends", "estimates", "plans", "potential", "possible", "probable", "believes", "seeks", "may", "will", "should", "could" or the negative of such terms or other similar expressions. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in the Company's business. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, the Company's Quarter Reports on Form 10-Q and other filings submitted by the Company to the SEC, copies of which may be obtained from the SEC's website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and the Company undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.

MusclePharm Corporation
Consolidated Balance Sheets
In thousands

	March 31,	December 31,
	2015	2014
	(unaudited)
ASSETS
Current assets:
Cash	$4,784	$1,020
Accounts receivable, net	18,959	16,644
Inventory	13,872	21,069
Prepaid giveaways	1,474	1,228
Prepaid stock compensation, current	4,236	4,476
Prepaid sponsorship and endorsement fees	397	238
Prepaid expenses and other current assets	2,044	1,742
Total current assets	45,766	46,417
Property and equipment, net	7,470	7,805
Intangible assets, net	9,195	7,074
Prepaid stock compensation, long-term	5,282	4,952
Other assets	188	108
TOTAL ASSETS	$67,901	$66,356
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	28,826	27,761
Accrued liabilities	6,050	7,023
Line of credit	8,000	8,000
Term loan, current portion	1,271	-
Other debt obligations	46	46
Total current liabilities	44,193	42,830
Term loan, non-current portion	2,625	-
Other long-term liabilities	114	146
TOTAL LIABILITIES	46,932	42,976
Commitments and contingencies
Stockholders' equity:
Common stock	14	14
Additional paid-in capital	134,278	129,130
Treasury stock	(10,039)	(10,039)
Accumulated other comprehensive loss	(146)	(66)
Accumulated deficit	(103,138)	(95,659)
Total stockholders' equity	20,969	23,380
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$67,901	$66,356

MusclePharm Corporation
Consolidated Statement of Operations
In thousands, except per share amounts

	Three months ended
	3/31/2015	3/31/2014
	(unaudited)	(unaudited)
Revenue, net	$41,322	$50,209
Cost of revenue	26,938	32,336
Gross profit	14,384	17,873
Operating expenses
Advertising and promotion	7,225	6,328
Salaries and benefits	7,061	5,367
Selling, general and administrative	4,962	1,872
Research and development	965	1,097
Professional fees	1,455	785
Total operating expenses	21,668	15,449
(Loss) income from operations	(7,284)	2,424
Other (expense) income, net	(183)	344
(Loss) income before provision for income taxes	(7,467)	2,768
Provision for income taxes	12	32
Net (loss) income	$(7,479)	$2,736
Net (loss) income per share, basic	$(0.56)	$0.27
Net (loss) income per share, diluted	$(0.56)	$0.23

MusclePharm Corporation
Reconciliation to Non-GAAP Income (Loss) to GAAP Income
In thousands

	Three months ended
	3/31/2015	3/31/2014
	(unaudited)	(unaudited)

Net (loss) income	$(7,479)	$2,736
Non-GAAP adjustments:
Provision for income taxes	12	32
Depreciation and amortization of property and equipment	382	314
Amortization of intangible assets	225	285
Provision for doubtful accounts	30	76
Amortization of prepaid stock compensation	1,109	795
Amortization of prepaid sponsorship fees	1,431	1,658
Stock-based compensation	2,522	2,376
Issuance of common stock warrants to third parties for services	33	-
Other expense (income), net	183	(344)
Adjusted EBITDA	$(1,552)	$7,928

Media:

Becky Warren

(916) 607-0129

bwarren@mercuryllc.com

Investors:

Allyson Vento and Dana Gorman

Abernathy MacGregor Group

(212) 371-5999

AMV@abmac.com / DTG@abmac.com